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                                                                   EXHIBIT 12-21


                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                            Nine
                                                            Months                 Year Ended December 31
                                                            Ended           -------------------------------------
                                                            9/30/99         1998             1997            1996
                                                            -------         ----             ----            ----

                                                                         (Millions, except for ratio)
Net income.............................................   $       349    $       418      $      417       $    328
                                                          -----------    -----------      ----------       --------

Taxes based on income:
   Income taxes........................................           164            260             288            225
   Municipal and state.................................             2              3               4              3
                                                          -----------    -----------      ----------       --------
     Total taxes based on income.......................           166            263             292            228
                                                          -----------    -----------      ----------       --------

Fixed charges:
   Interest expense....................................           219            278             282            291
   Allowance for funds used during
     construction......................................             4              -               -              -
   Interest factor of rents............................            26             34              34             34
                                                          -----------    -----------      ----------       --------
     Total fixed charges...............................           249            312             316            325
                                                          ===========    ===========      ==========       ========

Earnings before taxes based on income
   and fixed charges...................................   $       764    $       933      $    1,025       $    881
                                                          ===========    ===========      ==========       ========

Ratio of earnings to fixed charges                               3.07           3.18            3.24           2.71
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